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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Esposito, Jr.                   Michael                  P.
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   (Last)                            (First)              (Middle)

     Beach Place
     1045 Gulf of Mexico Drive
     Building 9, Unit 404
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                                    (Street)

     Longboat                          FL                  34228
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   (City)                            (State)                (Zip)

     USA
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     XL Capital Ltd (XL)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     12/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Chairman
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.             6.
                                                             4.                              Amount of      Owner-
                                                             Securities Acquired (A) or      Securities     ship
                                   2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                        2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                        Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                      action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security       Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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Class A Common Shares   12/16/02                 A               16.06       A      $81      140,117.97     D
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Class A Common Shares                                                                          3,458.00     I         Esposito
                                                                                                                      Co.
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Class A Common Shares                                                                            606.00     I         Fairmount
                                                                                                                      Partners
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Class A Common Shares                                                                           3,000.00    I         MA & M
                                                                                                                      Esposito
                                                                                                                      Co.
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Class A Common Shares                                                                           1,715.00    I         Red
                                                                                                                      Tower
                                                                                                                      Secur-
                                                                                                                      ities
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*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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====================================================================================================================================

Explanation of Responses:




/s/ Michael P. Esposito, Jr.                                    2/12/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.